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                                                                      Exhibit 99

                             VIA NET.WORKS Announces
                           Further Management Changes

RESTON, Va., March 15 -- VIA NET.WORKS, Inc. (Nasdaq: VNWI; EASE) today announced that Michael J. Simmons is stepping down as VIA's President, effective March 29, 2002 to pursue other business interests. VIA also announced that its Vice President and Chief Financial Officer, Catherine Graham, has also resigned effective March 29, 2002 and will be joining Online Resources, Inc., an e-financial application services provider, as its Executive Vice President and Chief Financial Officer.

"Mike and Catherine have been a part of VIA's senior management team almost since inception -- we appreciate all they have done for the company and wish them success in the future" said Karl Maier, VIA's acting Chief Executive Officer.

In the near term, Mr. Maier will take on the responsibilities of President of VIA in addition to his current role as acting Chief Executive Officer. The Company is conducting a search for a new Chief Financial Officer.

About VIA NET.WORKS, Inc.
-------------------------
VIA NET.WORKS, Inc. (Nasdaq: VNWI; EASE) is a global provider of single source Internet solutions for business, enabling business customers in Europe, Latin America, and the United States to make the most of the Internet. Local VIA operations offer a comprehensive suite of Internet services, including application and web site development and hosting, Internet access, advanced data networking, VPN and Internet security services and ecommerce. VIA is a facilities based Internet services company, managing its own pan-European and trans-Atlantic backbone network. VIA is headquartered at 12100 Sunset Hills Road, Reston, Virginia, USA, 20190. More information about VIA can be obtained by visiting http://www.vianetworks.com or by emailing contactvia@vianetworks.com.